Exhibit 10.1

COMBIMATRIX CORPORATION

TRANSACTION BONUS PLAN

1.                                      Purpose.  CombiMatrix Corporation, a Delaware corporation (the “Company”) considers it essential to the best interests of its shareholders to induce certain employees to continue their position with the Company and to encourage such individuals to exert their very best efforts in connection with a Qualifying Transaction.  Therefore, the Board and the Compensation Committee of the Board have determined that the CombiMatrix Corporation Transaction Bonus Plan (the “Plan”) should be adopted to reinforce and encourage the attention and dedication of the individuals who hold awards under the Plan (each, a “Participant” collectively, the “Participants”), to their assigned duties.  This Plan is effective as of December 2, 2015.

2.                                      Definitions.  The following terms are defined as set forth below:

(a)                                 “Award Percentage” means the percentage, as approved by the Compensation Committee of the Board, of the Transaction Bonus Pool that a Participant may be eligible to receive under the Plan.

(b)                                 “Board” means the Board of Directors of the Company or any committee thereof that has been delegated the authority to administer the Plan.

(c)                                  “Code” means the Internal Revenue Code of 1986, as amended.

(d)                                 “Company” means the Company and its subsidiaries (and their respective successors).

(e)                                  “Net Proceeds” means, in connection with a Qualifying Transaction, an amount equal to the net aggregate value of cash and/or property (e.g., securities, notes, etc.) paid or payable to the shareholders of the Company in connection with such Qualifying Transaction prior to any payment under this Plan, less all costs, fees, expenses and disbursements incurred by or on behalf of the Company in connection with such Qualifying Transaction, including, without limitation, legal, accounting, brokerage and banking costs, fees, expenses and disbursements.  In the event that all or part of the consideration received by the Company or the shareholders of the Company in a transaction is in the form of securities, the Net Proceeds shall be deemed to include the fair market value of such securities, determined on the same basis on which such securities were valued in the transaction.

(f)                                   “Qualifying Transaction” means (i) the sale of Company assets that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all assets of the Company immediately before such sale, or (ii) the sale of stock of the Company, or a merger, consolidation or other combination by the Company, as a result of which the shareholders immediately before the transaction own less than a majority-in-interest of the voting securities of the company surviving such transaction, and in each case in (i) and (ii) above only to the extent such event also constitutes a “change in control event” for purposes of Section 409A of the Code.

(g)                                  “Transaction Bonus” means, with respect to a Participant, an amount equal to the Participant’s Award Percentage multiplied by the Net Proceeds.

(h)                                 “Transaction Bonus Pool” means the greater of (i) $1,000,000 or (ii) ten percent (10%) of the Net Proceeds.  The aggregate value of all Transaction Bonuses shall not exceed the Transaction Bonus Pool.

3.                                      Participants and Awards.

(a)                                 The Compensation Committee of the Board may select from time to time certain employees of the Company to be Participants hereunder.

(b)                                 For avoidance of doubt, any authorized but unissued Award Percentages (and Awards forfeited without re-issuance) shall not be allocated to any Participant upon a Qualifying Transaction except to the extent expressly provided by the Board and/or Compensation Committee of the Board.  The total of all Award Percentages awarded under the Plan shall not exceed the Transaction Bonus Pool.

(c)                                  Prior to the consummation of a Qualifying Transaction, the Board and/or Compensation Committee of the Board may condition payment of all or any portion of the Transaction Bonus Pool or a Transaction Bonus on the achievement of one or more sale price targets, and such targets shall be determined in the sole discretion of the Board and/or Compensation Committee of the Board.

(d)                                 In the event of, prior to a Qualifying Transaction, any capital contributions by the shareholders, financing rounds or other capital infusions or distributions, any stock dividend or split, recapitalization, merger, consolidation, spinoff, reorganization, combination or exchange of shares or other similar corporate change, then if the Board and/or Compensation Committee of the Board, in its sole discretion, determines that such change equitably requires an adjustment in the Plan, the Transaction Bonus Pool or Transaction Bonuses awarded to Participants, such adjustment shall be made and shall be conclusive and binding for all purposes of the Plan.

4.                                      Administration.  The Board and/or Compensation Committee of the Board shall have the sole discretionary power to administer and interpret the provisions of this Plan and make all decisions and exercise all rights of the Company with respect to the Plan.  The Board and/or Compensation Committee of the Board shall have final administrative authority to calculate, in its sole discretion, the amount of any Transaction Bonus Pool hereunder and benefits to be paid or allocated to Participants hereunder and shall also have the exclusive administrative authority to make all other determinations including, without limitation, the interpretation and construction of the Plan and the determination of relevant facts, regarding the entitlement to benefits hereunder and the amount of benefits to be paid under the Plan.

5.                                      Transaction Payments.

(a)                                 In connection with the consummation of a Qualifying Transaction, the Board and/or Compensation Committee of the Board shall determine the amount of the Transaction Bonus Pool and the amount of each resulting Transaction Bonus.  The aggregate value of all Transaction Bonuses shall not exceed the Transaction Bonus Pool.

(b)                                 Participants who are employed by the Company on the date of consummation of a Qualifying Transaction shall be entitled to receive a Transaction Bonus as provided herein.  For purposes of clarity, no Participant shall have any right to a Transaction Bonus hereunder unless and until a Qualifying Transaction occurs while the Plan is in effect.

(c)                                  In the event a Participant terminates employment for any reason prior to a Qualifying Transaction, such Participant shall forfeit any rights to any payments under this Plan and shall not be entitled to a Transaction Bonus.

(d)                                 The Transaction Bonuses shall be paid in cash (or such other securities or property attributable to any non-cash Net Proceeds) within 10 business days following consummation of the Qualifying Transaction; provided that the Board may amend the terms of the Plan to pay on the same schedule and under the same terms and conditions as apply to payments or distributions to the shareholders of the Company generally in connection with the Qualifying Transaction (subject to any applicable 409A limitations described in Section 6 below).

6.                                      Section 409A.  The provisions regarding all payments to be made hereunder shall be interpreted in such a manner that all such payments either comply with Section 409A of the Code or are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.  To the extent that any amounts payable hereunder are determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, such amounts shall be subject to such additional rules and requirements as specified by the Board from time to time in order to comply with Section 409A of the Code and the settlement of any such amounts may not be accelerated or delayed except to the extent permitted by Section 409A of the Code.  Transaction Bonuses, if any, paid on the same schedule and under the same terms and conditions as apply to payments made to the shareholders of the Company generally in connection with the Qualifying Transaction and all such Transaction Bonuses shall be paid not later than five (5) years after the Qualifying Transaction unless any such amounts remain subject to a substantial risk of forfeiture for purposes of Section 409A of the Code at that time.  In the event that amounts are subject to such a substantial risk of forfeiture at the end of such five (5)-year period, such amounts shall be paid to Participants as soon as reasonably practicable after the substantial risk of forfeiture lapses, but in no event later than March 15th of the year following the year in which such substantial risk of forfeiture lapses.  The Company makes no representation or warranty and shall have no liability to any Participant or any other person if any payments under any provisions of this Plan are determined to constitute deferred compensation under Section 409A of the Code that are subject to the twenty percent (20%) tax under Section 409A of the Code.

7.                                      Miscellaneous.

(a)                                 Amendment and Termination.  Except as otherwise provided herein, the Board and/or Compensation Committee of the Board reserves the right to amend the Plan at any time in its sole discretion provided, however, that except as expressly provided in Section 3, Section 5 or Section 6, no such amendment shall adversely affect the then-existing rights of a Participant with regard to the Plan (including without limitation his or her rights to previously allocated Award Percentage) absent his or her written consent.

(b)                                 No Contract for Continuing Services.  This Plan shall not be construed as creating any contract for continued services between the Company and any Participant and nothing herein contained shall give any Participant the right to be retained as an employee or director of the Company.

(c)                                  No Transfers.  A Participant’s rights in an interest under the Plan may not be assigned or transferred other than to the Participant’s heirs by reason of the Participant’s death.

(d)                                 Unfunded Plan.  The Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund.  To the extent that any Participant holds any rights by virtue of an award under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

(e)                                  Governing Law.  The Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to any principles of conflict of laws of such state that would require the application of the laws of any other jurisdiction.

(f)                                   Tax Withholding.  The Company shall have the right to deduct from all payments hereunder any taxes required by law to be withheld with respect to such payments.

(g)                                  Enforceability.  If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.

(h)                                 Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(i)                                     Successors.  This Plan shall inure to the benefit of and be binding upon the Company and the Participants, their respective successors, executors, administrators, heirs and permitted assigns.  In addition to any obligations imposed by law upon any successor to the Company, the Company will use its reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.